Exhibit 99.1

Bruker BioSciences Reports Significantly Improved Earnings and Strong Revenue Growth for the Third Quarter of 2006

Billerica, Massachusetts, November 2, 2006 (BUSINESS WIRE)  —  Bruker BioSciences Corporation (NASDAQ: BRKR) today reported third quarter 2006 financial results.

On July 1, 2006, Bruker BioSciences completed its acquisition of Bruker Optics Inc., which was accounted for as a pooling of interests.  As a result of this required GAAP accounting treatment, all historical financials have been pooled as if the companies had always been combined.  The GAAP results of prior periods reported here accordingly have been pooled, and therefore differ from our original pre-pooling GAAP filings with the Securities and Exchange Commission (SEC) for all periods prior to the acquisition of Bruker Optics.

For the third quarter of 2006, revenue increased by 22.1% to $104.9 million, compared to pooled revenue of $85.9 million in the third quarter of 2005.  Excluding the effects of foreign currency translation, third quarter 2006 revenue increased by 19.8% year-over-year.  Revenue in the third quarter of 2006 increased by 48.2%, compared to pre-pooling BRKR revenue of $70.7 for the third quarter of 2005, as reported to the SEC prior to the acquisition of Bruker Optics.

For the nine months ended September 30, 2006, revenue increased by 12.9% to $300.2 million, compared to pooled revenue of $265.5 million for the same period last year.  Excluding the effects of foreign currency translation, revenue for the nine months ended September 30, 2006 increased by 15.0% year-over-year.  Revenue for the nine months ended September 30, 2006 increased by 38.3%, compared to pre-pooling BRKR revenue of $217.0 for the nine months ended September 30, 2005, as reported to the SEC prior to the acquisition of Bruker Optics.

GAAP net income in the third quarter of 2006 was $3.0 million, or $0.03 per diluted share, compared to pooled net income of $2.1 million, or $0.02 per diluted share, in the third quarter of 2005.  Included in third quarter 2006 GAAP net income were $0.4 million of stock-based compensation expense and $1.0 million of acquisition related charges, net of tax.  Excluding the acquisition related charges associated with the acquisition of Bruker Optics, third quarter 2006 non-GAAP net income was $3.9 million, or $0.04 per diluted share.  Pre-pooling BRKR net income in the third quarter of 2005, as reported to the SEC prior to the acquisition of Bruker Optics, was $1.1 million, or $0.01 per diluted share.

GAAP net income for the nine months ended September 30, 2006 was $8.8 million, or $0.09 per diluted share, compared to pooled net income of $4.8 million, or $0.05 per diluted share, during the nine months ended September 30, 2005.  Included in GAAP net income for the nine months ended September 30, 2006 were $0.7 million of stock-based compensation expense and $5.0 million of acquisition related charges, net of tax.  Excluding the acquisition related charges, non-GAAP net income for the nine months ended September 30, 2006 was $13.8 million, or $0.13 per diluted share.  Pre-pooling

BRKR net income for the nine months ended September 30, 2005, as reported to the SEC prior to the acquisition of Bruker Optics, was $1.8 million, or $0.02 per diluted share.

Comments and Analysis

Commenting on the financial results, Frank Laukien, President and CEO, said: “The third quarter was a very exciting quarter for us with good progress in many of our product lines, with the acquisition of Bruker Optics, as well as with two targeted acquisitions of handheld XRF and spark-OES product lines to strengthen our industrial analysis business.  The continued performance improvements from our pooled core business that now includes Bruker Optics, complemented by our recent smaller acquisitions, have resulted in strong double-digit growth of our pooled GAAP revenue, and more importantly in significantly improved profitability.  Our innovative products and solutions for life-science and clinical research, as well as for advanced materials and industrial analysis, have been strengthened further by various internal business initiatives and new collaborations.  We expect to leverage our broader technology base and increased market access for further steady progress in our financial performance.”

William Knight, Chief Financial Officer, commented: “Overall, I am very pleased with the results of the quarter, particularly with our recent acquisitions and also the solid growth in our analytical x-ray business; however, further opportunities to improve financial performance continue to exist in our core businesses.  Our third quarter and year-to-date results reflect our on-going efforts and commitment to reach industry-standard profitability, while driving above industry-standard top-line growth.  Going forward, we are well positioned for continued success with record backlog at the end of the third quarter, positive momentum from seven consecutive quarters of profitability, strong new order bookings and exciting new products and market opportunities.”

USE OF NON-GAAP FINANCIAL MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use the non-GAAP measure of Adjusted EBITDA.  Adjusted EBITDA is defined as US GAAP operating income (loss) excluding depreciation and amortization expense, the write-down of demonstration equipment to net realizable value and acquisition related charges.  We believe that the inclusion of this non-GAAP measure helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts.  However, the non-GAAP financial measure included in this press release is not meant to be a better presentation or a substitute for results of operations prepared in accordance with GAAP.  Reconciliations of this non-GAAP financial measure to the most directly comparable GAAP financial measures are set forth in the accompanying tables.  In addition, the above discussion of revenue growth in 2006 compared to 2005 (prior to restatement for the acquisition of Bruker Optics) is considered valuable information for investors to understand the benefits of using $135 million of cash and common stock to acquire Bruker Optics on July 1, 2006.

EARNINGS CONFERENCE CALL

Bruker BioSciences will host an operator-assisted earnings conference call at 9 a.m. Eastern Time on Thursday, November 2, 2006.  To listen to the webcast, investors can go to www.bruker-biosciences.com and click on the live web broadcast symbol.  The webcast will be available through the Company web site for 30 days.  Investors can also listen and participate on the telephone in the US and Canada by calling 888-339-2688, or 617-847-3007 outside the US and Canada.  Investors should refer to the Bruker BioSciences Quarterly Earnings Call.  A telephone replay of the conference call will be available one hour after the conference call by dialing 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and then entering replay pass code 91585873.

ABOUT BRUKER BIOSCIENCES

Bruker BioSciences Corporation in Billerica, Massachusetts is the parent company of Bruker AXS Inc., Bruker Daltonics Inc. and Bruker Optics, Inc.  Bruker AXS is a leading developer and provider of life science, materials research and industrial X-ray analysis and spark-OES tools.  Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry, and also offers a broad line of chemical, biological, radiological and nuclear (CBRN) detection products for homeland security.  Bruker Optics is a leading developer, manufacturer and provider of research, analytical and process analysis instruments and solutions based on infrared and Raman molecular spectroscopy technology.  For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company’s products, exposure to currency fluctuations, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our respective annual reports on Form 10-K for the year ended December 31, 2005, our most recent quarterly reports on Form

10-Q, and our current reports on Form 8-K.  We disclaim any intent or obligation to update these forward-looking statements.

Condensed consolidated statements of operations, operating business information, and balance sheets follow for Bruker BioSciences Corporation.

Bruker BioSciences Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Product revenue	$91,928	$75,053	$264,104	$233,310
Service revenue	12,625	9,877	34,895	30,116
Other revenue	317	954	1,210	2,050
Total revenue	104,870	85,884	300,209	265,476

Cost of product revenue	50,659	41,151	143,414	127,657
Cost of service revenue	8,028	6,024	20,633	19,214
Total cost of revenue	58,687	47,175	164,047	146,871
Gross profit margin	46,183	38,709	136,162	118,605

Operating Expenses:
Sales and marketing	19,063	15,860	58,795	50,436
General and administrative	7,239	6,385	20,319	18,889
Research and development	11,936	11,529	36,495	36,554
Acquisition related charges	961	—	5,829	—
Total operating expenses	39,199	33,774	121,438	105,879
Operating income	6,984	4,935	14,724	12,726

Interest and other income (expense), net	(491)	213	3,522	(282)

Income before income tax provision and minority interest in consolidated subsidiaries	6,493	5,148	18,246	12,444
Income tax provision	3,535	3,036	9,398	7,466

Income before minority interest in consolidated subsidiaries	2,958	2,112	8,848	4,978
Minority interest in consolidated subsidiaries	(18)	28	75	131
Net income	$2,976	$2,084	$8,773	$4,847

Net income per share:
Basic	$0.03	$0.02	$0.09	$0.05
Diluted	$0.03	$0.02	$0.09	$0.05

Weighted average shares outstanding:
Basic	102,038	100,851	101,635	100,848
Diluted	102,704	101,044	102,090	100,995

Bruker BioSciences Corporation

SELECTED BUSINESS INFORMATION

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Total revenue	$104,870	$85,884	$300,209	$265,476

Operating income	$6,984	$4,935	$14,724	$12,726

Depreciation and amortization	2,640	2,446	7,676	7,719
Write-down of demonstration equipment	1,891	2,104	5,738	6,673
Acquisition related charges	961	—	5,829	—
Adjusted EBITDA	$12,476	$9,485	$33,967	$27,118

Bruker BioSciences Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2006	2005
	(unaudited)
ASSETS

Current assets:
Cash and short-term investments	$44,151	$109,154
Accounts receivable, net	71,912	67,913
Due from affiliated companies	4,624	6,464
Inventories	133,347	117,655
Other current assets	17,428	13,618
Total current assets	271,462	314,804

Property and equipment, net	87,908	85,313
Intangible and other assets	49,997	22,978

Total assets	$409,367	$423,095

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term borrowings	$29,377	$9,564
Accounts payable	21,112	17,211
Due to affiliated companies	7,746	6,175
Other current liabilities	119,351	115,059
Total current liabilities	177,586	148,009

Long-term debt	27,022	25,070
Other long-term liabilities	27,982	20,195
Minority interest in subsidiaries	306	231

Total shareholders' equity	176,471	229,590

Total liabilities and shareholders' equity	$409,367	$423,095

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer
Tel: (978) 663-3660, ext. 1411
Email: ir@bruker-biosciences.com